                         TELE.RING TELEKOM SERVICE GMBH
                              Hainburger Strasse 33
                                 A--1030 Vienna
                                     Austria

                         EHG EINKAUFS- UND HANDELS GMBH
                                 Seilergasse 16
                                  A-1010 Vienna
                                     Austria

                                  April 5, 2002

Vodafone AG (as universal successor of
Mannesmann Eurokom GmbH)
Mannesmannufer 3
D-40213 Dusseldorf
Attention: Christian Sommer

EKOM Telecommunications Holding AG
Fichtenstrasse 7
A-4020 Linz
Attention: Christian Sommer

               Re:  Resolution of Certain Disputes

Ladies and Gentlemen:

        Reference is made to the Agreement dated May 4, 2001, for the sale and purchase of 100% of the shares in tele.ring Telekom Service GmbH, 100% of the partnership interest in tele.ring Telekom Service GmbH & Co KEG and for the call-option regarding the sale and purchase of 100% of the shares in Mannesmann 3G Mobilfunk GmbH, together with the Annexes and Schedules thereto (the "Agreement"); the Closing Memorandum dated June 29, 2001, together with the Annexes thereto (the "Closing Memorandum"); and the Term Loan Agreement dated June 29, 2001 (the "Loan Agreement"). All terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement, the Closing Memorandum or the Loan Agreement, as the case may be.

        Upon execution of this settlement agreement (the "Letter Agreement") in the space provided, each of you and we, now and for all time, agree as set forth herein in respect of the final settlement and resolution of the matters described below.

A. RESOLUTION OF CERTAIN DISPUTES AND RELATED AGREEMENTS

        With respect to:

        1. our claim that you owe us EUR 483,274 in order to reimburse us for certain bonus payments we paid to former managers of tele.ring GmbH referred to in Annex 20

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to the Closing Memorandum (the "Bonus Dispute"): concurrently with your execution hereof you shall pay to a bank account designated by us, by wire transfer of immediately available funds, EUR 483,274 in full and final settlement of the Bonus Dispute; we, acting for and on behalf of ourselves, our subsidiaries, affiliates, successors and assigns hereby waive and do remise, release, acquit and discharge you, each and every one of your shareholders, subsidiaries, affiliates and directors, officers, employees, agents and attorneys, heirs, predecessors, successors and assigns of and from any and all claims in connection with Annex 20 in full and final settlement of the Bonus Dispute.

        2. our claim that you owe us EUR 2,791,000 in connection with KPMG's determination made on December 21, 2001 regarding the Consolidated Closing Net Working Capital (the "Closing Balance Sheet Dispute"): we shall, upon your execution hereof be deemed to have waived and released such claim in full and final settlement thereof; we, acting for and on behalf of ourselves, our subsidiaries, affiliates, successors and assigns hereby waive and do remise, release, acquit and discharge you, each and every one of your shareholders, subsidiaries, affiliates and directors, officers, employees, agents and attorneys, heirs, predecessors, successors and assigns of and from any and all claims in connection with Schedule 13 to the Agreement, the engagement letter dated November 30, 2001 and signed by Vodafone AG, EHG Einkaufs-und Handels GmbH and KPMG Alpen-Treuhand Wirtschaftsprufungs-und Steuerberatungsgesellschaft m.b.H. and the determination issued by KPMG Alpen-Treuhand Wirtschaftsprufungs-und Steuerberatungsgesellschaft m.b.H. on December 21, 2001 in full and final settlement of the Closing Balance Sheet Dispute.

        3. your claim that we owe you the Non Roll-Out Equipment referred to in Annex 23 to the Agreement (the "Alcatel Equipment Dispute"): you shall, automatically upon your execution hereof, be deemed (i) to have waived and released such claim and (ii) to have acknowledged and agreed that we shall retain, and are entitled to retain, all of the aforesaid Alcatel Equipment free and clear of all liens, claims and encumbrances, in each case in full and final settlement of such claim; you, acting for and on behalf of yourselves, your subsidiaries, affiliates, successors and assigns hereby waive and do remise, release, acquit and discharge us, each and every one of our shareholders, subsidiaries, affiliates and directors, officers, employees, agents and attorneys, heirs, predecessors, successors and assigns of and from any and all claims in connection with Annex 23 in full and final settlement of the Alcatel Equipment Dispute.

        4. your claim that we owe you or any of your affiliates EUR 585,919.68 as reimbursement for interest due to you in respect of the guaranty (the "Guaranty") issued by you in favor of the Regulator relating to the GSM license (the "GSM Guaranty Dispute"): you shall, automatically upon your execution hereof, be deemed to have waived and released such claim in full and final settlement thereof; you, acting for and on behalf of yourselves, your subsidiaries, affiliates, successors and assigns hereby waive and do remise, release, acquit and discharge us, each and every one of our shareholders, subsidiaries, affiliates and directors, officers, employees, agents and attorneys, heirs, predecessors, successors and assigns of and from any and all claims in connection with interest due on the guaranty issued by you in favor of the Regulator relating to the GSM license in full and final settlement of the GSM Guaranty Dispute.


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        5. advances under the Loan Agreement: Subject to the results of your review of the information that will be provided to and/or reviewed by you under this Subsection A.5, you further acknowledge and agree that we are not in breach of any provision of the Loan Agreement and that the Loan Agreement remains in full force and effect, with all obligations on our part to the date hereof having been fulfilled. We acknowledge and agree that you or your third party advisors who are subject to a contractual or professional duty of confidentiality shall be granted access to the relevant books and records of tele.ring GmbH in order to evidence that the Advances made by you prior to the date hereof have been spent in accordance with the Business Plan and generally in accordance with the Schedule of Proposed Expenditures that accompanied such prior Advances.

        We acknowledge and agree that the Facility and the Commitment (as defined in the Loan Agreement) shall immediately be reduced to an aggregate amount of EUR 250 million (Euro two hundred fifty million). We, acting for and on behalf of ourselves, our subsidiaries, affiliates, successors and assigns hereby waive and do remise, release, acquit and discharge you, each and every one of your shareholders, subsidiaries, affiliates and directors, officers, employees, agents and attorneys, heirs, predecessors, successors and assigns of and from any and all claims in connection with the immediate reduction of the Facility and the Commitment to EUR 250 million.

        Upon execution of this Letter Agreement you agree to release the remaining EUR 10 million requested in the last Drawdown Request issued by tele.ring GmbH.

B. PROJECTIONS, COMPARISON, NOTIFICATION AND REVIEW

        1. We agree to provide you, or we shall cause tele.ring GmbH to provide you, with the following for your information:

            (a) Upon execution of this Letter Agreement, we shall provide you with a copy of projections in the form of Exhibit A hereto (the "Projections") prepared by tele.ring GmbH in good faith, on the basis of which tele.ring GmbH may reasonably believe that it will be able to repay all obligations outstanding under the Loan Agreement on the due dates thereof by means of (i) internally generated funds of tele.ring GmbH, (ii) a refinancing of the Loan Agreement,
(iii) a sale of an equity interest in tele.ring GmbH, or (iv) otherwise.

            (b) Commencing with the year 2003, on or before March 1 of each year until all obligations outstanding under the Loan Agreement have been repaid in full, we shall provide you with a copy of then current Projections on the basis of which tele.ring GmbH may reasonably believe it will be able to repay all obligations outstanding under the Loan Agreement on the due dates thereof in the manner provided in Subsection B.1.(a).

            (c) Commencing with the year 2002, on or before March 31 of each year until all outstanding obligations under the Loan Agreement have been repaid in full, we shall provide you with a comparison (the "Comparison") of (i) the actual performance of tele.ring GmbH for the prior calendar year and (ii) the Projections for such prior calendar


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year, which Comparison shall be in the form of Exhibit A hereto; except that the
Comparison with respect to the year 2001 shall only be required for the period from July 1, 2001 through December 31, 2001, and that the Comparison for such period in 2001 shall be provided to you by no later than ten (10) Business Days after the date hereof.

            (d) Commencing with the year 2002, on or before March 31 of each year we shall provide you with the financial statements that tele.ring GmbH is required to file pursuant to Section 277 and Section 221 HGB (Austrian Commercial Code).

            (e) Commencing on the date of this Letter Agreement and continuing until all obligations outstanding under the Loan Agreement have been repaid in full, we shall give you prompt notice of any event that severely and adversely impacts the business of tele.ring GmbH.

        2. We agree that all Projections shall be prepared by us in good faith based upon reasonable assumptions at the time such Projections were prepared and each time said Projections are provided to you, we shall provide you, or we shall cause tele.ring GmbH to provide you, with a certificate of tele.ring GmbH, to the effect that such Projections were prepared in good faith and based upon reasonable assumptions at the time such Projections were prepared.

        3. We agree to grant to you or your designated representatives, during the period of thirty (30) days following execution of this Letter Agreement, upon your request and at reasonable times that do not unreasonably interfere with tele.ring GmbH's ability to conduct its business, access to the relevant books and records of tele.ring GmbH for a minimum of 10 full Business Days in order to evidence that the Advances made by you prior to the date hereof have been spent in accordance with the Business Plan and generally in accordance with the Schedule of Proposed Expenditures that accompanied such prior Advances. Provided we grant you access to such books and records for a minimum of 10 full Business Days, you agree to complete your review of such books and records during such thirty (30) day period.

        4. During ten (10) Banking Days after the date of each Drawdown Request issued by us after the date of this Letter Agreement, we agree to grant to you or your designated representatives, upon your request and at reasonable times that do not unreasonably interfere with tele.ring GmbH's ability to conduct its business, access to the relevant books and records of tele.ring GmbH for a minimum of 5 full Business Days in order to demonstrate that the Advance received by tele.ring GmbH immediately prior to the date of each such Drawdown Request was spent in accordance with the Business Plan and generally in accordance with the Schedule of Proposed Expenditures that accompanied such immediately prior Advances. Provided we grant you access to such books and records for a minimum of 5 full Business Days, you agree to complete your review of such books and records during such ten (10) Banking Day period.

        5. Within thirty (30) days following your receipt of a copy of the Projections (Subsections B.1.(a), (b) and (c)), we shall make available, at a mutually agreeable date and time, appropriate members of tele.ring GmbH's management who will answer any


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reasonable questions that you or your third party advisors who are subject to a professional or contractual duty of confidentiality may have in connection with the Projections, Comparisons and the underlying assumptions and numbers for a minimum of 1 full Business Day. You agree that the Projections, Comparisons and all documents and other information obtained by you as a result of your review of the Projections, Comparisons and our books and records as described herein, shall be used by you and/or your representatives solely for information purposes and shall not be used by you, your affiliates or any of your representatives, for any other purpose, nor shall any such documents or information be disclosed to any other person, firm or entity without our prior written consent. With the exception of your right to receive certain information from us under this Letter Agreement, nothing contained in this Letter Agreement shall be deemed to increase or decrease any rights of the Lender or be deemed a waiver of any rights of the Lender under the Loan Agreement.

C. MM3G

        We hereby exercise the MM3G Call Option and designate May 21, 2002 as the Closing Date for the purchase of the MM3G Shares. You acknowledge and agree that we have exercised the MM3G Call Option in a timely manner and that subject to the fulfillment of the conditions set forth in Section 7.1 of the Agreement and the payment by us of the MM3G Exercise Price, you shall deliver the MM3G Shares to us at the Closing.

        In the event that during the period commencing on the Closing of the exercise of the MM3G Call Option and ending on the date that we, acting in good faith, file with Telekom-Control-Kommission a notice that we have satisfied the requirements of Article 8, Section 2, item 1 (relating to coverage of 25%) in accordance with Article 9 of the UMTS License, with respect to the UMTS License, we, or we cause any of our affiliates to, (a) return or waive the UMTS License to the Regulator and as a result thereof the Regulator or the Republic of Austria refunds to us or you or any of our or your affiliates all or any portion of the license fee paid by you or any of your affiliates for the UMTS License, you and we agree to share, or cause our affiliate(s) to share, on a 60 (you) :
40 (we) basis any such refund (after deducting from the gross amount of the refund all expenses directly and reasonably incurred by us or MM3G (or any of our affiliates, as the case may be) in connection with the UMTS License, including but not limited to the cost of equipment or other property relating to the system constructed or to be constructed pursuant to the UMTS License, any fines paid to the Regulator or otherwise related to failure to construct all or any portion of the system relating to the UMTS License, or relating to the negotiation of any such refund); or (b) otherwise dispose of or sell the shares and/or assets of MM3G, which sale includes the UMTS License (provided that (i) corporate restructuring measures within the Western Wireless group and (ii) corporate measures of MM3G for the purpose of raising capital to build or operate the tele.ring GmbH and/or MM3G system (including, for the avoidance of doubt, the pledging of the shares or assets of MM3G), shall not entitle you to any sharing of such proceeds contemplated herein, provided that the proceeds thereof are used for the purpose of constructing or operating the tele.ring GmbH and/or MM3G system, i.e. are not distributed to MM3G's shareholders or the shareholders of any of our affiliates, as the case may be), which disposal or sale is not combined with the actual sale or disposal of


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any other significant non-Austrian-based business, businesses or assets owned or controlled by Western Wireless International Corporation ("WWIC") or any of its affiliates directly or indirectly and used in the telecommunications business, we agree to share, or cause our affiliate(s) to share, on a 60 (you):40 (we) basis the proceeds of any such sale or disposal that are attributable to the UMTS License, without duplication of any amount payable to you pursuant to the terms of that letter dated June 29, 2001 by and between you and WWIC (which terms shall remain unaffected by the provisions of this Letter Agreement) (after deducting from the gross proceeds all expenses directly and reasonably incurred by us or MM3G (or any of our affiliates, as the case may be) in connection with the UMTS License or the UMTS business, including but not limited to the cost of equipment or other property relating to the system constructed or to be constructed pursuant to the UMTS License, any fines paid to the Regulator or otherwise related to failure to construct all or any portion of the system relating to the UMTS License, or relating to the negotiation of such sale).

        As used in this Subsection C, the term (a) "dispose" or "disposal" shall not include, among other things, the pledge of or granting a security interest, lien or other encumbrance, in or with respect to the shares or assets of MM3G, if the purpose thereof is the raising of capital or purchasing of equipment for use in the tele.ring GmbH and/or MM3G telecommunications business; and (b) "significant" means any existing non-Austrian-based business, businesses, shares, assets or system(s) owned or controlled by WWIC with a value in excess of EUR fifty (50) million.

        We agree to pay to you your share of any such refund or any such proceeds, if any, within ten (10) days after receipt by us of any such refund or any such proceeds. You and, at your request, your third party advisors who are subject to a contractual or professional duty of confidentiality shall have the right within the thirty (30) day period after receipt of any such sale proceeds or any such refund by us, to be granted access to any documents or other information relating to the amount to be paid to you, in order to review such documents or other information in accordance with the next paragraph for a minimum of 10 full Business Days. Provided you and/or your advisors are granted access to such documents and other information for a minimum of 10 full Business Days, such review shall be completed within such thirty (30) day period.

        In the event that we and you (i) disagree about whether you are entitled to a share of any refund or proceeds hereunder, and/or (ii) disagree about the actual amount of any refund or proceeds to be allocated to the disposal or sale of the shares and/or assets of MM3G that are attributable to the UMTS License, and/or (iii) disagree about the amount to be paid to you under this Section C, the Parties shall meet in order to attempt to resolve any differences. If such resolution cannot be achieved within 10 days, either Party may, by notice to the other, designate an accounting firm (the "First Firm") to determine (a) whether you are entitled to a share of any refund or proceeds under this Section C, (b) the actual amount of the proceeds to be allocated to any sale or disposal of the shares and/or assets of MM3G that are attributable to the UMTS License and/or
(c) the amount to be paid to you under this Section C (the "Determination"). The First Firm shall promptly make its Determination unless the other Party elects, within 5 days after receipt of the notice, to designate another accounting firm (the "Second Firm") by giving notice to the


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Party which designated the First Firm. The First and Second Firms shall within 3 days of the appointment of the Second Firm select a Third accounting firm (the "Third Firm") to make such Determination. If the First Firm and the Second Firm fail to mutually agree on the Third Firm within 3 days, the Third Firm shall be appointed by the President of the Vienna Chamber of Accountants upon request from either Party. The Third Firm shall make the Determination as promptly as practicable but in any event within 30 days of its appointment. The Third Firm shall be requested to give both Parties the opportunity to present their views. The Determination of the Third Firm shall be final and binding on the Parties and not subject to further review or appeal. We shall pay you the amount to be paid to you, as determined in accordance with this Section C, without delay and in any event within 5 days following receipt of the Determination. Each Party shall pay the costs of the firm that it designated and the costs of the Third Firm shall be shared equally.

        We, acting for and behalf of ourselves and our subsidiaries, affiliates, successors and assigns, acknowledge, agree and shall procure that you or any of your third party advisors who are subject to a contractual or professional duty of confidentiality, will be granted prompt access to any and all records, books, documents and other information which are relevant to determine the details of the disposal of the UMTS License and/or the actual amount of proceeds or other benefits within the meaning of the immediately preceding paragraphs of this Letter Agreement. You shall treat any information obtained through accessing such books, records, documents or other information in accordance with Clause 14 of the Agreement and shall not use such information for any purpose other than protecting or enforcing your rights under this Letter Agreement.

D. RELEASE

        Following your and our execution hereof, other than in respect of the covenants and agreements specifically set forth herein, each of you and we generally releases and forever discharges the other and their respective affiliates from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys' fees and costs, obligations or causes of action, known or unknown, of any kind and every nature whatsoever, fixed or contingent, and whether or not accrued or matured, which you or we or our respective affiliates, ever had or may have arising out of or relating to:

        -      the Bonus Dispute;

        -      the Closing Balance Sheet Dispute;

        -      the Alcatel Equipment Dispute; and

        -      the GSM Guaranty Dispute.

in each case including but not limited to any claim against the other or our respective affiliates based on or relating to breach of contract (whether oral or written), tort, fraud, defamation, negligence, promissory estoppel or otherwise. Further, following your and our execution hereof, each of you and we covenant on our own behalf and on behalf of our respective affiliates, to cease, terminate and forego, and forever not to assert, file,


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prosecute, maintain, commence, institute or sponsor (or purposely facilitate any person in connection with the foregoing), any complaint, arbitration or lawsuit or any legal, equitable or administrative proceeding of any nature, against the other in connection with any matter released hereby.

E. REPRESENTATIONS AND WARRANTIES

        1. Each of you represents and warrants to us as follows:

            (a) Authorization. The execution and delivery by you of this Letter Agreement, and the performance by you of your obligations hereunder, have been duly authorized by all necessary action and no other proceedings on your part which have not been taken are necessary to authorize this Letter Agreement or the agreements contained herein.

            (b) Enforceability. This Letter Agreement has been duly and voluntarily executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or remedies generally.

            (c) No Conflict. The execution, delivery and performance by you of this Letter Agreement will not result in the violation of, or be in conflict with, or constitute a default under, any term of your organizational documents or any law, mortgage, indenture, contract, agreement or instrument to which your are a Party or by which you are bound, which violation, conflict or default would have a material adverse effect on you or on the agreements contained herein.

            (d) No Assignment. You have not assigned or transferred to any other person or entity, including without limitation, any parent, subsidiary or affiliate of yours, any portion of any claim, right, demand, action or cause of action under the Agreement, the Loan Agreement, the Closing Memorandum and the transactions contemplated thereby.

        2. We represent and warrant to you as follows:

            (a) Authorization. The execution and delivery by us of this Letter Agreement, and the performance by us of our obligations hereunder, have been duly authorized by all necessary action and no other proceedings on our part which have not been taken are necessary to authorize this Letter Agreement or the agreements contained herein.

            (b) Enforceability. This Letter Agreement has been duly and voluntarily executed and delivered by us and constitutes our legal, valid and binding obligation, enforceable against us in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or remedies generally.


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            (c) No Conflict. The execution, delivery and performance by us of this Letter Agreement will not result in the violation of, or be in conflict with, or constitute a default under, any term of our organizational documents or any law, mortgage, indenture, contract, agreement or instrument to which we are a Party or by which we are bound, which violation, conflict or default would have a material adverse effect on us or on the agreements contained herein.

            (d) No Assignment. We have not assigned or transferred to any other person or entity, including without limitation, any parent, subsidiary or affiliate of ours, any portion of any claim, right, demand, action or cause of action under the Agreement, the Loan Agreement, the Closing Memorandum and the transactions contemplated thereby.

F. GOVERNING LAW

        This Letter Agreement shall be governed by and construed in accordance with the laws of Austria without regard to the principles of conflict of laws thereof.

G. DISPUTE RESOLUTION

        In the event of any dispute, controversy or claim arising out of or in connection with this Letter Agreement (including any exhibit, schedule or attachment hereto) or the breach, termination or validity of this Letter Agreement, each of you and we shall use all reasonable endeavours to resolve the matter on an amicable basis. If one Party serves formal written notice on the other Party or parties that a material dispute, controversy or claim of such a description has arisen and the parties are unable to resolve the dispute within a period of thirty (30) days from the service of such notice, then the dispute, controversy or claim shall be referred to our respective senior executives. No recourse to arbitration by one Party against the other Party or parties under this Letter Agreement shall take place unless and until such procedure has been followed.

        If our respective senior executives shall have been unable to resolve any dispute, controversy or claim referred to them under the foregoing paragraph within a period of ten (10) days from referral to such senior executives, that dispute, controversy or claim shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those rules. The place of arbitration shall be Zurich, Switzerland. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

        Each of you and we hereby waive any rights of application and appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of Germany, Austria, Switzerland, the United States and England) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration in any court of competent jurisdiction.

H. MISCELLANEOUS


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        No original copy of this document shall be brought into Austria unless a legal requirement to do so exists. Any Party hereto who either brings its original copy of this document into Austria, or permits its original copy to be so brought into Austria in violation of the foregoing shall be solely responsible for any and all consequences with respect to Austrian stamp duty legislation and shall indemnify the other Party for and against any and all such consequences.

I. NOTICES

        1. Any notice or other communication given or made under or in connection with the matters contemplated by this Letter Agreement shall be in writing.

        2. Any such notice or other communication shall be addressed as provided in Subsection I.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

            (a) if sent by personal delivery, upon delivery at the address of the relevant Party;

            (b) if sent by international commercial courier, upon delivery; and

            (c) if sent by facsimile, when dispatched, but only so long as the facsimile communication is followed immediately by dispatch by international commercial courier;

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

        3. The relevant addressee, address and facsimile number of each Party for the purposes of this Letter Agreement, subject to Subsection I.4, are:

Name of Party                                   Address                     Facsimile No.
-------------                                   -------                     -------------
Vodafone AG (as universal successor of
Mannesmann Eurokom                              Mannesmannufer 3            +49-211-820-2493
GmbH)                                           D-40213 Dusseldorf
Attn:  Christian Sommer                         Germany

EKOM Telekommunications                         Mannesmannufer 3            +49-211-820-2493
Holding AG                                      D-40213 Dusseldorf
Attn:  Christian Sommer                         Germany

EHG Einkaufs- und Handels GmbH                  3650 131st Avenue S.E.      001-425-586-8222
c/o Western Wireless International Corporation  Suite 400
Attn:  Bradley Horwitz                          Bellevue, WA 98006

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

tele.ring Telekom Service GmbH                  Hainburger Strasse 33       +43-1-931-012-8035
Attn:  Gina Haggerty                            A-1030 Vienna
                                                Austria

        4. A Party may notify the other Party or Parties to this Letter Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of Subsection I.3 provided that such notification shall only be effective on:

            (a) the date specified in the notification as the date on which the change is to take place; or

            (b) if no date is specified or the date specified is less than 5
(five) clear Business Days after the date on which notice is given, the date falling 5 (five) clear Business Days after notice of any such change has been given.

J. ANNOUNCEMENTS

        1. Subject to Subsection J.2, no announcement concerning this Letter Agreement shall be made by any Party without the prior written approval of the other Party or Parties, such approval not to be unreasonably withheld or delayed.

        2. Any Party may make an announcement or filing with a securities exchange or regulatory or governmental body concerning this Letter Agreement or any ancillary matter if required by:

            (a) the law of any relevant jurisdiction;

            (b) any securities exchange or regulatory or governmental body to which either Party is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement or filing with the other Party or Parties before making such announcement or filing.

        3. The restrictions contained in this Subsection I shall continue to apply after signing this Letter Agreement without limit in time.

K. CONFIDENTIALITY

        1. Subject to Subsection K.2, each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Letter Agreement which relates to:

            (a) the provisions of this Letter Agreement;

            (b) the negotiations relating to this Letter Agreement;

            (c) the subject matter of this Letter Agreement; or


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            (d) the other Party or Parties.

        2. Any Party may disclose information which would otherwise be confidential if and to the extent:

            (a) required by the law of any relevant jurisdiction;

            (b) required by any rule or regulation issued by any securities exchange or regulatory or governmental body to which either Party is subject or submits, wherever situated, whether or not any such rule or regulation for information has the force of law;

            (c) disclosed to the professional advisers, auditors and bankers of each Party, provided that the disclosing Party shall ensure that such advisers, auditors and bankers are bound by materially identical confidentiality obligations;

            (d) the information has come into the public domain through no fault of that Party; or

            (e) the other Party has or the other Parties have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,

provided that any such information disclosed pursuant to paragraph (a) or (b) of this Subsection K.2 shall be disclosed only after three (3) Business Days prior written notice to the other Party.

        3. The restrictions contained in this Subsection K shall continue to apply after signing this Letter Agreement without limit in time.

L. COUNTERPARTS

        1. This Letter Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

        2. Each counterpart shall constitute an original of this Letter Agreement, but all the counterparts shall together constitute but one and the same instrument.

M. LANGUAGE

        1. With the exception of the notarial deeds and regulatory filings required to give effect to the transaction contemplated hereunder, each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by one Party to another under this Letter Agreement shall be:

            (a) in English; or

            (b) accompanied by an English translation.


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

        2. The receiving Party shall be entitled to assume the accuracy of, and to rely upon, any English translation of any document provided pursuant to Subsection M.1(b).

N. EXPENSES

        Each of the Parties shall pay their own expenses, including all legal fees and expenses, incurred by them in connection with the negotiation and execution of this Letter Agreement.

        This Letter Agreement (a) constitutes and contains the entire agreement and understanding between each of you and us in respect of the matters described herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Should any provision of this Letter Agreement be or become wholly or in part invalid or unenforceable, the validity or enforceability of all remaining provisions of this Letter Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which serves best the economic interest of the parties originally pursued with the invalid or unenforceable provision. The same shall apply in the case of an omission in this Letter Agreement.

                                            Intending to be legally bound,

                                            tele.ring Telekom Service GmbH



                                            By:  /s/   Richard M. Hoffman
                                                --------------------------------
                                                Name:  Richard M. Hoffman
                                                Title: Attorney-in-Fact


                                            EHG Einkaufs- und Handels GmbH


                                            By:  /s/   Brad Horwitz
                                                --------------------------------
                                                Name:  Brad Horwitz
                                                Title: Geschaftsfurher


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


Vodafone AG (as universal successor of
Mannesmann Eurokom GmbH)



By:   /s/   J. Peters                               /s/   C. Sommer
     -------------------------------               -----------------------------
     Name:  J. Peters                              Name:  C. Sommer
     Title: Officer                                Title: Officer



EKOM Telecommunications Holding AG



By:   /s/   Peter Walz
     -------------------------------
     Name:  Peter Walz
     Title: Vorstand


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